UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BANK OF HAWAII CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Commission file number: 1-6887

Delaware	99-0148992
(State of incorporation or organization)	(IRS Employer Identification No.)

130 Merchant Street Honolulu, Hawaii	96813
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares Each Representing a 1/40th Interest in a Share of 4.375% Fixed Rate Non- Cumulative Perpetual Preferred Stock, Series A	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-256748

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of Bank of Hawaii Corporation, a Delaware corporation (the “Company”), each representing a 1/40th interest in a share of the Company’s 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share). The descriptions set forth under the captions “Description of the Series A Preferred Stock” and “Description of Depositary Shares” in the prospectus supplement dated June 8, 2021 relating to the Depositary Shares, filed with the Securities and Exchange Commission on June 10, 2021 pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, to the prospectus in the Registration Statement on Form S-3ASR (File No. 333-256748) of the Registrant, dated June 3, 2021, are each incorporated herein by reference.

Item 2.	Exhibits.

Number	Description

3.1	Certificate of Incorporation of Bank of Hawaii Corporation (f/k/a Pacific Century Financial Corporation and Bancorp Hawaii, Inc.), as amended (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 filed on February 28, 2006).

3.2	Certificate of Amendment of Certificate of Incorporation of Bank of Hawaii Corporation (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on April 30, 2008).

3.3	Certificate of Designations of 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on June 15, 2021).

3.4	Amended and Restated By-laws of Bank of Hawaii Corporation (as amended October 19, 2018) (incorporated by reference to Exhibit 3.2 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on October 24, 2018).

4.1	Deposit Agreement, dated June 15, 2021, by and among Bank of Hawaii Corporation, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed June 15, 2021).

4.2	Form of Depositary Receipt (included as part of Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 15, 2021	BANK OF HAWAII CORPORATION

	By:	/s/ Patrick M. McGuirk
	Name:	Patrick M. McGuirk
	Title:	Senior Executive Vice President and Corporate Secretary